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                                                                     Exhibit 13


                                  Ensemble III
                         Illustrated Sample Calculation
                     Fifth Policy Year Monthly Calculations

Illustrated Contract Owner:
         Male Issue Age 45, Standard Nonsmoker, Face Amount 100,000, Death Benefit Option I, $2,000 Planned Annual Premium Paid Annually on the Policy Anniversary. Current Cost of Insurance rates, Hypothetical Gross Annual Investment Return = 12%.

Policy Value:
         Policy Value = [Beginning Policy Value + Net Premium - Monthly Deduction] x [Net Investment Factor].

Derivation of Net Rate of Return from Gross Rate of Return:
         This Illustration assumes a Gross Rate of Return of 12.00% Asset based charges are stated as annual rates and assessed daily.
         Investment Advisory Fee = .68%
         M & E Risk Charge =   .60% current; .85% guaranteed
         Portfolio Expense =   .30% Note: Portfolio Expenses vary by portfolio.
                               The amount used in this illustration, .30%,
                               represents the aggregate arithmetic average of
                               portfolio expenses incurred during the year 2001
         Asset Based Charges   = Investment Advisory Fee + M&E Risk Charge +
                                 Portfolio Expense.
                     Current   = .68% + .60% + .30%
                               = 1.58%
                     Maximum   = .68% + .85% + .30%
                               = 1.83%
          Net Rate of Return   = Gross Rate of Return - Assumed Asset Base
                                 Charges.
                     Current   = 12.00% - 1.58%
                               = 10.42%
                     Maximum   = 12.00% - 1.83%
                               = 10.17%

         Net Investment Factor: This demonstration assumes the Net Rate of Return is earned over a one-month (30/360 of a year) period. The monthly Net Investment Factor will then be (1+.1042)^1/12=1.0082943.

How the Periodic Deduction for Cost of Insurance and Other Contract Charges (excluding asset based charges) are made:

         Net Premium = Gross Premium - *Expense Charge.
         *The Premium Expense Charge equals 6.75% in years 1 through 10 and 3.75% thereafter. Monthly Deduction = COI Deduction + Policy Fee + Administrative Expense Charge. For Example, on the fifth policy anniversary for a Male Nonsmoker, Issue Age 45:

                  Net Premium = $2,000.00 * (1-.0675) = $1,865.00
                  Policy Fee = $10.00
                  COI Deduction = {(Death Benefit/1.0032737) - Policy Value} x Monthly COI Rate.
                  The Current Monthly COI Rate is .000306060.
                  The Illustrated Death Benefit is $100,000.

                  Policy Value        = End of Year 4 Policy Value + Net
                                        Premium - Policy Fee
                                      = $6,746.23 + $1.865.00 - $10.00
                                      = $8,601.23.
                  COI Deduction       = {($100,000/1.0032737) - $8,601.23} x
                                        .000306060 = $27.87.

                  Monthly Deductions  = Policy Fee + COI Deductions.
                                      = $10.00 + $27.87 = $37.87.

Policy Value:
Policy Value = [Beginning Policy Value + Net Premium - Monthly Deduction] x
               [Net Investment Factor].
             = ($6,746.23 + $1.865.00 - $37.87) x 1.0082943
             = $8,644.47

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The following is a detailed representation of the interim policy value calculations during Policy Year 5.

------------------------------------------------------------------------------------------
       Beginning                            Net

------------------------------------------------------------------------------------------
         Policy     Net   Policy  COI   Investment Accumulation Surrender      Cash
 Month   Value    Premium  Fee  Charges  Earnings      Value      Charge       Value
   1    6,746.23 1,865.00 10.00  27.87     71.11     8,644.47    1,491.00    7,153.47
   2    8,644.47          10.00  27.86     71.39     8,677.99    1,491.00    7,186.99
   3    8,677.99          10.00  27.85     71.66     8,711.80    1,491.00    7,220.80
   4    8,711.80          10.00  27.84     71.94     8,745.90    1.491.00    7,254.90
   5    8,745.90          10.00  27.83     72.23     8,780.30    1,491.00    7,289.30
   6    8,780.30          10.00  27.82     72.51     8,814.99    1,491.00    7,323.99
   7    8,814.99          10.00  27.81     72.80     8,849.98    1,491.00    7,358.98
   8    8,849.98          10.00  27.80     73.09     8,885.27    1,491.00    7,394.27
   9    8,885.27          10.00  27.79     73.38     8,920.86    1,491.00    7,429.86
  10    8,920.86          10.00  27.78     73.68     8,956.76    1,491.00    7,465.76
  11    8,956.76          10.00  27.77     73.98     8,992.97    1,491.00    7,501.97
  12    8,992.97          10.00  27.76     74.28     9,029.49    1,491.00    7,538.49
------------------------------------------------------------------------------------------

Cash Value:
Cash Value = Accumulation Value - Surrender Charge
             Surrender Charge Factors vary by Issue Age, Policy Year, Sex, Underwriting Class.
             The Surrender Charge Factor for a Male, Nonsmoker in Policy Year 5 is 14.91.
             Surrender Charge = Face Amount /1000 * Surrender Charge Factor
                              = 100,000/1000 x 14.91 = 1,491.00
Cash Value (End of Year 5) = 9,029.49 - 1,491.00 = 7,538.49.

Death Benefits:
              For death benefit Option 1, the death benefit equals the greater of the face amount on the date of death, or the percentage of the accumulation value in the Compliance with Federal Laws provision. Those percentages vary by attained age and sex. For a male insured of attained aged 50, the percentage of the policy value in the Compliance with Federal Laws provision is 191%. The death benefit at the end of year 5 would be the greater of 100,000 and 191% of 9,029.49. The greater of 100,000 and 17,246.33 is 100,000.

How Calculations Vary for Other Contract Years:

Monthly COI rates vary by attained age.

M & E charges currently are .60% of policy values in policy years 1 through 25 and .10% in years 26 and beyond. The guaranteed maximum is .85% of policy values in policy years 1 through 25 and 0.60% in years 26 and beyond.

Premium Loads are equal to 6.75% of premium in years 1 through 10 and 3.75% of premium thereafter.

Surrender Charges vary by policy year and are equal to zero in years 10 and beyond.

In the illustrated case of a Male, Nonsmoker, the Surrender Charges, per 1000 of face amount, are:

     Policy Policy   Policy   Policy    Policy   Policy   Policy    Policy   Policy   Policy
     Year    Year     Year     Year      Year     Year     Year      Year     Year     Year
       1      2         3        4         5        6        7        8         9       10
     14.91  14.91     14.91    14.91    14.91     11.93    8.94      5.96     2.98     0.00

Death Benefits may exceed the Face Amount according to the Compliance with Federal Laws provision.